Exhibit 99.1

HEI Replaces Long Term Debt and Realizes a $360k Discount

MINNEAPOLIS, Oct. 29 /PRNewswire-FirstCall/ — HEI, Inc. (Nasdaq: HEII) ( www.heii.com ) today announced that it has completed funding of two loans in the aggregate amount of $2.35 million under a new Term Credit Facility with Commerce Bank of Edina, Minnesota and its affiliate Commerce Financial Group. The facilities are secured by HEI’s real estate in Victoria, Minnesota, and equipment at its Tempe, Arizona location. The facilities provided HEI with the necessary resources to prepay the subordinated promissory note from the Colorado MedTech acquisition held by Whitebox Hedged High Yield Partners at a discount of $360,000. The terms of the new facility have an average interest rate of 7.75% as compared to 12.00% for the retired debt. Also in connection with the prepayment of the Whitebox debt, HEI and Whitebox have agreed that prior to December 1, 2003, HEI will issue 47,700 shares of its common stock, par value $0.05 per share, to Whitebox in lieu of payment in cash of $166,940 in accrued interest. Also prior to December 1, 2003, HEI and Whitebox will enter into a registration rights agreement in connection with such shares that provides for incidental, but not demand, registration rights for a period of 24 months.

Commenting on the debt restructuring, Chief Executive Officer Mack Traynor said, “By retiring the Whitebox debt as promised, HEI continues to execute to its long-term business plan. Critically, the facilities with Commerce Bank have interest rates that are in-line with current market rates and the amortization of such debt is projected to be cash flow friendly. Borrowing under the facilities has allowed us to take advantage of a $360,000 discount in prepaying the Whitebox debt. The discount on the retirement of the Whitebox debt will be reflected as a gain by HEI during the first quarter of fiscal 2004.”

HEI, Inc. designs, develops and manufactures microelectronics, subsystems, systems, connectivity and software solutions for OEMs engaged in the medical equipment and medical device, hearing, communications and RFID industries. HEI provides its customers with a single point of contact that can take an idea from inception to a fully functional, cost effective and manufacturability product utilizing innovative design solutions and by the application of state-of-the-art materials, processes and manufacturing capabilities.

Headquarters PO Box 5000, 1495 Steiger Lake Lane, Victoria, MN 55386

FORWARD LOOKING INFORMATION

Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the implementation of business strategies and plans, including improved results, profitability, cash flow and revenues; estimated HEI revenues, cash flow and profits, and the favorable nature of the terms of the Term Credit Facility with Commerce Bank; are forward looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, continuing adverse business and market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI’s suppliers, HEI’s ability to satisfy financial or other obligations or covenants set forth in its banking agreements, including the Term Credit Facility with Commerce Bank, adverse competitive developments, change in or cancellation of customer requirements, the integration of the Advanced Medical Division, collection of outstanding debt, HEI’s ability to succeed on the merits and defend against litigation, and other risks detailed from time to time in HEI’s SEC filings. HEI undertakes no obligation to update these statements to reflect ensuing events or circumstances, or subsequent actual results.

SOURCE HEI, Inc.
-0- 10/29/2003
/CONTACT: Mack V. Traynor III, CEO, or Douglas J. Nesbit, CFO, both of HEI, Inc., +1-952-443-2500/
/Web site: http://www.heii.com /
(HEII)

CO:	HEI, Inc.; Commerce Bank; Commerce Financial Group
ST:	Minnesota
IN:	CPR HRD STW
SU:	FNC